Exhibit 10(p)
AMENDMENTS TO THE
JOHNSON & JOHNSON EXCESS SAVINGS PLAN
Effective as of January 1, 2009, or the date otherwise specifically provided below, the Johnson & Johnson Excess Savings Plan (the “Plan”) shall be amended to insert the following new 409A Addendum at the end of the Plan:
“409A Addendum
1.	Section 409A Requirements. Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2009, the terms of this 409A Addendum shall apply to the payment of a participant’s Excess Savings Account. This 409A Addendum is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”). The provisions of this 409A Addendum and any other section of the Plan that applies to the payment of benefits on or after January 1, 2009, shall be limited to those terms permitted under Section 409A. Any terms of the Plan that are not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

2.	409A Payment Event. No payment shall be made to, or in respect of, any participant under this Plan prior to the occurrence of a 409A Payment Event. For purposes of this Plan, the term “409A Payment Event” shall mean the date on which one of the following occurs with respect to a participant (or a date related to the occurrence of one of the following):
a.	Separation from Service (within the meaning of Treasury Regulations Section 1.409A-1(h) and other applicable rules under Section 409A);

b.	Death;

c.	Disability (within the meaning of Code Section 409A(a)(2)(C) and the regulations thereunder);
With respect to a participant who retires from an Approved Absence from “long-term disability” as defined in the Company’s long-term disability income plan, the Company shall determine whether a Separation from Service has occurred with respect to the participant based on the facts and circumstances for purposes of establishing the time of payment for the participant’s benefits under the Plan. The Company’s determination shall be made initially within 60 days of the date the participant is placed on “long-term disability,” and each anniversary of such date thereafter.
3.	Payment of Excess Savings Accounts – General. Upon the occurrence of a 409A Payment Event, the value of a participant’s Excess Savings Account shall be paid in a single lump sum within the 90-day period beginning on the date of the 409A Payment Event. In no event shall a participant have any influence on any determination as to the tax year in which a payment is made under this Section 3.

4.	Payment of Excess Savings Account – Grandfathered Payment Election. Notwithstanding any other provision of the Plan to the contrary, if a participant has an Effective Grandfathered Payment Election in place and his 409A Payment Event occurs after the participant attains age 55, the value of a participant’s Excess Savings Account shall be paid in the form and at the time so elected by the participant. For purposes of this Plan, an “Effective Grandfathered Payment Election” is an election by a participant to defer receipt of his Excess Savings Account and/or to receive payment of his Excess Savings Account in the form of installment payments that (i) was submitted on or before December 15, 2008; (ii) was made in accordance with the Plan’s rules and procedures in place at the time of such election, including but not limited to, the form and timing of such election; and (iii) was made at least 12 months before the participant’s 409A Payment Event. The payment commencement date of a participant’s Excess Savings Account under this Section 4 shall be within the 90-day period beginning on the date of the first scheduled payment pursuant to the participant’s Effective Grandfathered Payment Election. In no event shall a participant have any influence on any determination as to the tax year in which a payment is made under this Section 4. The Company shall have the sole and discretionary authority to determine whether a participant has made an Effective Grandfathered Payment Election, including the effective date of such election. A participant’s Effective Grandfathered Payment Election shall be irrevocable as of December 15, 2008, and shall apply to the total value of a participant’s Excess Savings Account.
5.	Death of Participant Before Commencement of Benefits. If a participant dies before his Excess Savings Account is paid, the value of the participant’s Excess Savings Account shall be paid to the participant’s beneficiary as soon practicable within the 90-day period beginning on the date of the participant’s death.
The delayed payment rules applicable to Specified Employees shall not apply to payments made on account of a participant’s death.
6.	No Deferral of Payment. Except as provided in Section 4 of this 409A Addendum with respect to a participant’s Effective Grandfathered Payment Election, a participant may not elect to defer receipt of any portion of his benefit under the Plan.

7.	Delayed Payment Rules for Specified Employees. Notwithstanding anything herein to the contrary, no portion of a Specified Employee’s Excess Savings Account that was earned or vested after December 31, 2004, and the earnings thereon (the “409A Amount”) shall be payable before the expiration of the six-month period specified in Code Section 409A(a)(2)(B)(i) and the regulations thereunder. For purposes of this Plan, “Specified Employee” shall mean a “key employee” (within the meaning of Code Section 416(i) without regard to paragraph (5) thereof) who is one of the top 50 highest paid officers of the Company on the applicable determination date pursuant to procedures adopted by the Company. For purposes of identifying Specified Employees under this 409A Addendum, “compensation” shall be determined under the safe harbor definition set forth in Treasury Regulation Section 1.415(d)-2(d)(3) and shall exclude all compensation permitted under Treasury Regulation Section 1.415(c)-2(g)(ii). Any amount that would have been paid to a Specified Employee but for the six-month delay imposed by this Section 7 of the 409A Addendum shall be paid in a single lump sum to the participant during the seventh month after the participant’s 409A Payment Event.

8.	Designated Payment Date. A payment shall be treated as being made on the designated payment date if it is actually made on the designated payment date or on a later date that is either in the same calendar year as the designated payment date or, if later, by the 15th day of the third calendar month following the designated payment date. In addition, a payment shall be treated as made on the designated payment date if it is made no more than 30 days before the designated payment date. Notwithstanding the foregoing, a participant shall in no way be permitted, either directly or indirectly, to designate the taxable year of a payment under this Plan.
9.	Payment Upon Plan Termination. The Company may terminate the Plan at any time. Upon termination of the Plan with respect to all participants and the termination of all other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by a participant, to pay to each participant the value of his 409A Amount in a lump sum to the extent permitted under Section 409A. All payments made under this Section 9 of the 409A Addendum upon termination of the Plan shall be made no earlier than the 13th month and no later than the 24th month after the termination of the Plan. The Company may not accelerate payments pursuant to this Section 9 of the 409A Addendum if the termination of the Plan is proximate to a downturn in the Company’s financial health. If the Company exercises its discretion to accelerate payments under this Section 9 of the 409A Addendum, the Company shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination.”

CERTIFICATION OF SECTION 409A AMENDMENTS
TO CERTAIN EMPLOYEE BENEFIT PLANS
     Effective as of January 1, 2009, or as of such other date otherwise specified therein, the Severance Pay Plan of Johnson & Johnson and Affiliated Companies, the Excess Benefit Plan of Johnson & Johnson and Affiliated Companies, and the Johnson & Johnson Excess Savings Plan (the “Benefit Plans”) shall each be amended to incorporate the applicable amendments attached hereto.

DATED: December 23, 2008		PENSION COMMITTEE
OF JOHNSON & JOHNSON

	NAME:	/s/ K. Foster-Cheek
K. FOSTER-CHEEK
	TITLE:	(Chair)

	NAME:	/s/ D. J. Caruso

D. J. CARUSO
	TITLE:	(Member)

	NAME:	/s/ E. Dlugacz

E. DLUGACZ
	TITLE:	(Member)

	NAME:	/s/ J. A. Papa

J. A. PAPA
	TITLE:	(Member)